Execution Copy

AMENDMENT NO. 1 TO

LICENSE AGREEMENT

This AMENDMENT NO. 1 (“Amendment”) to LICENSE AGREEMENT (this“Agreement”), dated as of July 10, 2014, by and among THOMSON REUTERS (MARKETS) LLC (“Thomson Reuters”), a Delaware limited liability company having an office at Three Times Square, New York, NY 10036 and Max Funds LLC (“Licensee”), having an office at 1350 Avenue of the Americas, 2nd Floor, New York, NY 10019. If a conflict exists between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will govern. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

WHEREAS, Thomson Reuters and Licensee entered into the Agreement to set forth the terms of Licensee’s licensing of the Products;

WHEREAS, Thomson Reuters and Licensee wish to amend the terms of the Agreement to the exclusive rights of Licensee under the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Exhibit A to the Agreement shall be deleted and replaced in its entirety by Exhibit A attached to this Amendment.

Except as expressly amended above, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date upon which the last party executes below.

MAX FUNDS LLC		THOMSON REUTERS (MARKETS) LLC

By:	Jonathan Krane	By:	John J Menne

Jonathan Krane		John J Menne, Head of Customer
Name and Title		Administration Americas

10 Oct 2014		2014.10.10 15:46:05 -05’00’
Date		Date

EXHIBIT A (Exclusivity)

PRODUCTS

40 Act Mutual Funds

TERRITORY

United States

Exhibit A to Amendment No. 1 to the License Agreement